Exhibit 2

CEB

COUNCIL OF EUROPE DEVELOPMENT BANK

REPORT OF THE GOVERNOR

Financial Statements 2009

2009 - CEB - REPORT OF THE GOVERNOR | 53

CONTENTS

■ FINANCIAL STATEMENTS	56

The Bank’s objectives	56
Sectors of action	56
Balance sheet	57
Income statement	58
Statement of comprehensive income	59
Statement of changes in equity	59
Statement of cash flows	60

■ NOTES TO THE FINANCIAL STATEMENTS			61

Note A	-	Summary of principal accounting methods applied by the Bank	61
Note B	-	Financial risk and capital management	68
Note C	-	Financial assets and liabilities	79
Note D	-	Hedging derivatives	80
Note E	-	Securities portfolio	80
Note F	-	Loans and advances to credit institutions and to customers	81
Note G	-	Fixed assets	84
Note H	-	Amounts owed to customers and debt securities in issue	85
Note I	-	Selective Trust Account (STA)	86
Note J	-	Provisions	89
Note K	-	Capital	91
Note L	-	Interest margin	92
Note M	-	Net gains or losses from financial instruments at fair value through profit and loss	94
Note N	-	Net gains or losses from available-for-sale financial assets	94
Note O	-	Commissions and other net expenses	94
Note P	-	General operating expenses	95
Note Q	-	Cost of risk	95
Note R	-	Other information and post-balance sheet events	95

■ EXTERNAL AUDITOR’S REPORT	96

■ AUDITING BOARD’S REPORT	98

■ APPROVAL OF THE ACCOUNTS BY THE ADMINISTRATIVE COUNCIL	99

■ APPROVAL OF THE ACCOUNTS BY THE GOVERNING BOARD	99

■ BALANCE SHEET AFTER ALLOCATION OF PROFIT	100

FINANCIAL STATEMENTS

prepared in compliance with IFRS adopted by the European Union

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created".

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

Balance sheet

in thousand euros

Assets	Notes	31/12/2009	31/12/2008
Cash in hand, balances with central banks		386 883	194 275
Financial assets at fair value through profit or loss		314 346	289 582
Hedging derivatives	D	1 295 361	1 693 822
Available-for-sale financial assets	E	4 965 778	2 628 227
Loans and advances to credit institutions and to customers
Loans	F	12 326 370	12 601 277
Advances	F	1 281 996	1 979 204
Financial assets held to maturity	E	2 123 226	1 975 983
Fixed assets	G	31 215	31 738
Other assets		5 405	8 932
Total assets		22 730 580	21 403 040
Liabilities
Financial liabilities at fair value through profit or loss		2 312 949	2 515 544
Hedging derivatives	D	372 974	434 793
Amounts owed to customers	H	67 747	73 281
Debt securities in issue	H	17 680 780	16 171 014
Other liabilities		188 047	277 269
Selective Trust Account (STA)	I	75 420	78 684
Provisions	J	73 891	67 726
Total liabilities		20 771 808	19 618 311
Capital	K
Subscribed		3 303 450	3 303 450
Uncalled		(2 933 712)	(2 933 712)

Called		369 738	369 738
General reserve		1 585 587	1 489 760
Gains or losses recognised directly in equity	E	(103 602)	(170 596)
Net profit for the year		107 049	95 827
Total equity		1 958 772	1 784 729

Total liabilities and equity		22 730 580	21 403 040

Income statement

in thousand euros

	Notes	2009	2008
Interest and similar income
Available-for-sale financial assets		58 532	131 029
Loans and advances to credit institutions and to customers*		259 042	678 415
Financial assets held to maturity		88 524	92 554
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(5 404)	(8 589)
Debt securities in issue		(255 836)	(767 179)
Other interest expenses and similar charges		(3 377)	(3 098)
Interest margin	L	141 481	123 132
Net gains or losses from financial instruments at fair value through profit or loss*	M	(1 225)	4 665
Net gains or losses from available-for-sale financial assets	N	183	(626)
Commissions and other net expenses**	O	(1 573)	(914)
Net banking income		138 866	126 257
General operating expenses**	P	(29 081)	(27 898)
Net depreciation and amortisation charges of fixed assets	G	(1 823)	(1 623)
Gross operating income		107 962	96 736
Cost of risk	Q	(913)	(909)
Net profit		107 049	95 827

* The net interest related to foreign exchange swaps is recorded under "Interest margin" since 1 January 2009. This classification allows isolating the impact of the fair value of financial instruments, excluding accrued interest, under the heading "Net gains or losses from financial instruments at fair value through profit or loss" and has no impact on the amount of the "Net banking income". Pro-forma reclassification was performed on 31 December 2008 (€ 5 150 thousand) between the "Net gains or losses from financial instruments at fair value through profit or loss" and "Loans and advances to credit institutions and to customers" headings.

** The Bank’s expenses related to debt securities (rating, consulting, audit, legal) are classified under "Net banking income" since 1 January 2009. Pro-forma reclassification was performed on 31 December 2008 (€ 496 thousand) between "General operating expenses" and "Commissions and other net expenses" headings.

Statement of comprehensive income

in thousand euros

	2009	2008
Net profit	107 049	95 827
Changes in value of available-for-sale financial assets	68 024	(131 346)
Changes in value of available-for-sale financial assets recognised in the income statement for the period	(1 030)	(437)
Changes in value of assets and liabilities recognised directly in equity	66 994	(131 783)
Total	174 043	(35 956)

Statement of changes in equity

in thousand euros

	Called capital	Reserves and result	Gains or losses of available-for-sale financial assets recognised directly in equity	Total equity
Equity as at 1 January 2008	369 738	1 494 760	(38 813)	1 825 685
Appropriation of profit for the 2007 financial year		(5 000)		(5 000)
Profit for the 2008 financial year		95 827		95 827
Changes in value of assets and liabilities recognised directly in equity			(131 783)	(131 783)
Equity as at 31 December 2008	369 738	1 585 587	(170 596)	1 784 729
Profit for the 2009 financial year		107 049		107 049
Changes in value of assets and liabilities recognised directly in equity			66 994	66 994
Equity as at 31 December 2009	369 738	1 692 636	(103 602)	1 958 772

Statement of cash flows

in thousand euros

		Notes	2009	2008
For the year ended 31 December
Profit for the year			107 049	95 827
+/-	Net depreciation charges of tangible and intangible fixed assets	G	1 823	1 624
+/-	Net provision charges		913	909
+/-	Net loss/net profit from investing operations		3 035	3 160
+/-	Other movements		(13 051)	(23 066)
	Total of non-monetary items included in the result		(7 280)	(17 373)
+/-	Cash flows related to operations with credit institutions and customers		202 571	(370 760)
+/-	Cash flows related to other operations affecting financial assets or liabilities		(2 458 902)	(564 581)
+/-	Cash flows related to operations affecting non-financial assets or liabilities		(100 426)	229 477
	Net decrease /(increase) of assets and liabilities resulting from operating activities		(2 356 757)	(705 864)

	Total net cash flows from operating activities (a)		(2 256 988)	(627 410)

+/-	Cash flows related to financial assets held to maturity		(148 376)	(11 320)
+/-	Cash flows related to tangible and intangible fixed assets	G	(1 300)	(2 901)

	Total net cash flows from investing operations (b)		(149 676)	(14 221)

+/-	Cash flows from/to Member States		3 797	9 001
+/-	Net cash flows from financing operations		1 905 518	1 856 134

	Total net cash flows from financing operations (c)		1 909 315	1 865 135

	Effects of changes in foreign exchange rates on cash and cash equivalents (d)		(390)	11 294

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)		(497 739)	1 234 798

Cash and cash equivalents at the beginning of the financial year			2 166 256	931 458
	Cash in hand, balances with central banks		194 275	185 983
	Loans repayable on demand and term deposits with credit institutions	F	1 971 981	745 475

Cash and cash equivalents at the end of the financial year			1 668 517	2 166 256
	Cash in hand, balances with central banks		386 883	194 275
	Loans repayable on demand and term deposits with credit institutions	F	1 281 634	1 971 981

	Changes in cash and cash equivalents		(497 739)	1 234 798

Financing activities consist of cash flows arising from debt securities in issue.

NOTES TO THE FINANCIAL STATEMENTS

Note A - Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting norms

The International Financial Reporting Standards (IFRS) have been applied to the Bank’s financial statements since 1 January 2005 (date of the first application), in conformity with the recommendations of IFRS 1, "First-time adoption of International Financial Reporting Standards" and in keeping with the other standards of the IFRS, taking into account the version and the interpretations of the standards as adopted by the European Union(*). These exclude several provisions of the IAS 39 as approved by IASB regarding hedge accounting.

In 2008 and 2009, the Bank did not apply the amendment to IAS 39 and IFRS 7 adopted by the European Union on 15 October 2008 regarding reclassification of financial assets.

In the financial statements at 31 December 2009, the Bank applies the provisions of IAS 1 revised and therefore presents a new "Statement of comprehensive income". Other standards that came into force, in particular IFRS 8 "Operating segments" and the amendment to IFRS 7 related to improving disclosures about financial instruments, did not have significant impact on the financial statements at 31 December 2009.

The Bank did not anticipate the implementation of new standards, amendments or interpretations adopted by the European Union when their implementation was only optional in 2008 and in 2009.

Within the context of IFRS application, the main areas of estimates relate to credit risk assessment. Except these aspects, the CEB's nature of operations do not necessitate, in terms of discretion and valuation complexity, significant estimates or defining assumptions in preparing the financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange adjustments resulting from this foreign currency translation are accounted for in the income statement.

Non-monetary assets denominated in foreign currencies, particularly shares and other variable-yield securities which are classified as "Available-for-sale financial assets" are translated into euros at the exchange rate applicable at end-date except if this financial asset is subject to a fair value hedge for the foreign exchange risk. In such case, exchange variations resulting from translation into euros are recorded under equity and are accounted for in the income statement only at the disposal of the security, or in the eventuality of its depreciation.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the period. The resulting exchange differences are recorded in the income statement.

(*) A complete reference guide of standards adopted within the European Union is available on the European Commission website:

http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

2.2. Loans

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest calculated on the basis of the original effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet used.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category "Financial assets held to maturity" includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

After acquisition, securities classified under this category are accounted for at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under "Interest and similar income" in the income statement.

- Available-for-sale financial assets

The "Available-for-sale financial assets" category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity "Gains or losses recognised directly in equity", except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of durable depreciation), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under "Net gains or losses from available-for-sale financial assets".

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under "Interest and similar income" in the income statement. Dividends received from variable-rate securities are recorded under "Net gains or losses from available-for-sale financial assets".

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

2.4. Depreciation of financial assets

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase. These principles also apply to provisions relating to financing commitments.

Any observable data being related to the following events represents an objective indication of a loss in value:

-	the existence of at least a three month unpaid amount;

-	awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not;

-	the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of provision is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under "Cost of risk" in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated future cash flows, is recorded in the income statement under "Interest and similar income". Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

Provisions related to a financing commitment, a guaranty or litigation are recorded under liabilities.

- Available-for-sale financial assets

At the CEB, "Available-for-sale financial assets", mainly composed of fixed income securities, are depreciated on an individual basis in the income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied to financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading "Cost of risk" and may be released in case of subsequent improvement of security’s market value.

2.5. Debt securities in issue

Securities issued by the CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

2.6. Derivatives

All derivatives are accounted for in the balance sheet at trade date at their transaction price. At end-date they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivatives are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under "Financial assets at fair value through profit or loss" in cases of positive market value and under "Financial liabilities at fair value through profit or loss" when the market value is negative. Profits or losses are recorded in the income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available-for-sale assets, issues and borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedging derivative designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under "Net gains or losses from financial instruments at fair value through profit or loss", symmetrically to the revaluation of the instrument hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the policies applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transfered to income statement.

2.7. Fair value assessment

The financial assets and liabilities under "Fair value through profit and loss", "Hedging derivatives" and "Available-for-sale financial assets" are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

Securities held by the Bank are quoted on an active market. The quoted prices are used to determine their market value.

Derivatives (foreign exchange, interest and currency rate swaps) are valued by using observable parameters on the basis of valuation models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques).

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments and receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes net depreciation provisions related to loans, fixed income securities, net depreciation charges related to financing commitments and guaranties given, losses on irrecoverable receivables and recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for under "Cost of risk".

3. Fixed assets

Fixed assets recorded in the Bank's balance sheet include tangible and intangible fixed operating assets.

The fixed assets are recorded at their purchase price, to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and in which case, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible fixed assets

The following is the breakdown of the "building" part of the operational premises, every element being depreciated according to its own useful life:

-	Main works	50 years
-	Façade and roofing	50 years
-	General and technical installations	10 years
-	Fixtures and fittings	10 years

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

-	Fittings and furniture	10 years
-	Vehicles	4 years
-	Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised by using the straight-line method over either 1 year (office software) or 5 years (application software).

4. Post-employment staff benefits

The Bank's pension scheme is a defined benefit scheme, funded by contributions made partly both by the Bank and partly by the employees. Benefits are calculated based on the number of years of service and a percentage of the basis remuneration of the last year of service.

The other two post-employment benefit schemes (possibility for retired staff to maintain the medical insurance and fiscal adjustment if they wish so) are likewise defined benefit schemes.

These schemes, which are valued and for which provisions are set up, represent a commitment on the part of the Bank.

In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

The Bank applies the "corridor" method to calculate changes in the level of its actuarial variations relating to post-employment benefits. This method leads to the amortisation, in the income statement, of the actuarial variances over the average number of expected average remaining working lives of the beneficiaries when it exceeds 10% of the discounted value of the commitment.

5. Selective Trust Account (STA)

The Selective Trust Account aims at providing rate subsidies for loans or donations granted by the Bank in favour of eligible countries such as those defined by the Administrative Council. Its general operating principles are confirmed by the Resolution 1522 (2009) approved by the Administrative Council on 20 November 2009.

The STA essentially targets population groups such as:

- refugees, displaced populations, migrants
Priority target groups	- populations victims of natural or ecological disasters

- populations below the poverty threshold
Vulnerable target groups	(less than 60% of median national income)
- abandoned children and disabled persons
- ethnic minorities

- Interest rate subsidies

A project financed by the Bank, may, upon the Governor’s proposal, be granted rate subsidies relative to the STA following approval by the Administrative Council. The resources of the STA are used for projects with a high social value, in eligible countries.

- Donations

Donations are aimed at funding projects that correspond to priority objectives in favour of priority or vulnerable target groups, within eligible countries.

The account is funded with allocations perceived from the Bank’s Member States, through dividends of a social nature allocated upon appropriation of the Bank’s result. It may also be funded by voluntary contributions from the Bank’s Member States and the Council of Europe.

Interest rate subsidies and donations are subject to approval by the Bank's Administrative Council.

Donations are granted to the beneficiaries and interest rate subsidies are recorded in the income statement under "Interest expenses and similar charges" and are spread over the life of the respective loans.

References to the Selective Trust Account can be found in an appendix note (Note I).

6. Related parties

With respect to IAS 24, the Bank does not control any entity and has no share investments. Moreover, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

7. Compensation for chairpersons and appointed officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

-	the Governing Board
-	the Administrative Council
-	the Governor
-	the Auditing Board

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each Member State. A Vice-Chairperson is elected among the members of each Body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed. He is assisted by the Vice-Governor Delegate and two other Vice-Governors. They are appointed by the Governing Board upon the Governor’s proposal, for a 5-year term and may be re-appointed. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for the CEB’s Chairpersons and Appointed Officials is analysed as follows:

in thousand euros

Office allowances	2009	2008
Chairperson of the Governing Board	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board	3	6
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor	325	315
Vice-Governor Delegate	262	254
Vice-Governor Ruiz-Ligero	247	240
Vice-Governor Tarafás	247	240

CEB’s Chairpersons and Elected Officials do not receive any stock options or any other kind of bonus. At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% up to 50% of their last basic salary, for a maximum of 3-year period. This allowance is limited in a way that its amount, cumulated with other possible emoluments, does not exceed, in any case, the amount of the last basic salary received from the CEB.

The Governor and Vice-Governors are affiliated to the medical cover and pension scheme of the CEB.

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank's assets, income and other property are exempt from all direct taxes.

Note B - Financial risk and capital management

Within the context of its project financing activities and treasury management, the CEB is exposed to four main types of risks: credit risk, market risk, liquidity risk and operational risk.

This Note gives information about the Bank’s exposure to these different types of risks, as well as about the objectives, policies and procedures which enable it to assess and manage such risks, and about capital management.

Risk management and control are of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

As a supranational financial institution, the CEB is not subject to the regulatory ratios of its Member States, the Basel Committee’s recommendations or European Union directives. Nonetheless, the CEB uses these regulations as a point of reference in its risk management and control policy.

The Bank’s organs have overall responsibility for defining and overseeing the risk management framework.

- Decision-making committees

The Governor has created a number of decision-making committees which are responsible for defining and monitoring risk management policies in their respective fields. The Governor chairs all these committees.

■

The Risk Committee is the cornerstone of the Bank’s credit risk management framework. Risk management policies are established to identify and analyse the risks faced by the Bank, to set the appropriate risk limits and controls and to monitor the respect of those limits. The Risk Committee meets weekly to take decisions based on the Risk Management Department’s analyses and recommendations.

■

The Funding Committee addresses on a quarterly basis the funding strategy and the pricing policy. On the basis of the Bank’s estimated liquidity requirements and in conformity with the annual levels of debt authorised by the Administrative Council, and following proposal by the Governor, it also decides on the strategy relating to debt issuances (amounts, currencies, conditions and schedule).

■	The Finance Committee reviews on a weekly basis all aspects of the Bank’s financial activity (cash management, debt, trends on the financial markets, liquidity).

■

The ALM Committee decides on the Bank’s asset and liability management strategy. It takes the necessary decisions with regard to financial risks on the basis of the Bank’s quarterly ALM report and in accordance with the financial policies approved by the Administrative Council.

■	The Committee for Operational Risks and Organisation (CORO) validates the Bank's security policy and takes decisions relating to operational risk. It meets annually.

- The reporting on credit risk management

On a weekly basis, the members of the Risk Committee are informed about the Bank’s exposure to credit risk. In addition, a quarterly Risk Management Report (credit, market, operational risks) is sent to the members of the Administrative Council. Lastly, the Governor’s Annual Report includes an extensive chapter on risk management at the Bank as well as providing detailed information on its exposure at the end of the financial year.

1. Credit risk

Credit risk is defined as the risk of loss which may occur if a counterparty fails to meet its contractual obligations, and arises principally from financing project and treasury activities.

The Risk Management Department identifies, assesses and manages all credit risks arising from the CEB’s activities, whether loans, deposits, securities or derivatives. For all potential projects, the Department analyses the operation on the basis of the counterparty’s creditworthiness, the outstanding transactions with the counterparty as well as the country risk and, if necessary recommends credit enhancement measures (guarantees). Furthermore, the Risk Management Department monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s large exposures.

The outstanding approval process: The procedure for approving new transactions makes the distinction between project financing and treasury operations. When the Directorate General for Loans has identified a project, the Risk Management Department assesses the transaction and assigns an internal rating. Then, the Risk Committee approves, modifies or refuses the limits proposed. Lastly, the project is submitted to the Administrative Council for its approval.

With reference to the transactions carried out by the Financial Directorate, the Administrative Council establishes the framework for such financial operations on the basis of the definition of the Bank’s investment policy. The Risk Management Department assesses the different counterparties, assigns internal ratings, proposes limits and submits them to the Risk Committee which approves, modifies or refuses the limits.

The process of limits’ assignment: at the request of operating divisions, the Risk Management Department establishes limits for the counterparties, which the Risk Committee validates. These limits are reviewed annually, unless it is necessary to do so within a shorter period of time. Limits are established at their nominal value.

The rating process: two types of internal ratings are assigned: counterparty ratings and transaction ratings. In accordance with best banking practices, the Risk Management Department assigns an internal rating to all counterparties based on analyses carried out on site or in-house. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g. 10 = AAA, 9.5 = AA+).

The internal counterparty rating is based on qualitative and quantitative criteria. When the international ratings agencies have assigned ratings, the internal rating takes them into account, in combination with other criteria. The Bank has developed its own scoring models which make it possible to apply different ratios depending on the type of counterparty (sovereign, regional or local authority, financial institution, corporate). Specific internal rating grids are used when counterparty has not been rated by an international ratings agency.

The transaction rating is based on the internal counterparty rating. If applicable, it also takes into account credit enhancement measures (collaterals, guarantees, letter of comfort, assignment of receivables as well as any other structures that reduce the final risk).

The Bank has established a methodology for validating the internal rating system, based on an analysis of the difference between its own internal rating and that of the international rating agencies. Any difference of more than two notches between the two systems will automatically lead to a total revision of the internal rating.

We recall that, according to international rating agencies, a rating which is equal to or higher than Baa3/BBB- is investment grade and, if it is equal to or lower than Ba1/BB+, is below investment grade.

- Credit risk exposure

The risk exposure represented by the Bank’s transactions (loans, financing commitments, deposits, securities, derivatives), excluding accrued interest and in nominal value at 31 December 2009 and 31 December 2008 is shown in the table below. With reference to the loan portfolio, credit enhancement measures have been taken into account.

							in million euros
	2009				2008

	AAA/AA	A/BBB	Below investment grade	TOTAL	AAA/AA	A/BBB	Below investment grade	TOTAL
Loans	5 213	5 280	1 706	12 198	6 646	4 438	1 339	12 423
Financing commitments	825	1 555	1 176	3 556	594	1 502	1 306	3 402
Placements	1 316	353		1 668	2 165	1		2 166
Securities	5 683	1 313		6 996	4 005	595		4 600
Swap - add on	678	190		868	648	202		850
Forex	14	8		23	21			21
Swap coll - net present value not covered	19	4		23	14			14
Total	13 748	8 703	2 882	25 333	14 093	6 738	2 645	23 476

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating

- Loan portfolio

At 31 December 2009, compared to 2008, loans outstanding fell by -1.7% to € 12.2 billion. As shown in the table below, loans outstanding rated investment grade represent 86% of total loans (vs. 89% at end 2008).

In 2009 and for the first time since inception (arrears on former Yugoslavia excepted), the Bank has recorded a default. An Icelandic counterparty failed to meet its commitments on capital and interest representing a total amount of € 221 thousand as at 31 December 2009, an additional provision has been set aside to cover the total debt (i.e. € 913 thousand). As at 31 December 2009, no other delay or missed payments have been recorded.

As is the case for other multilateral financial institutions, the Bank’s policy is not to reschedule debt agreements (capital or interest on loans).

- Credit enhancements in the loan portfolio

At end December 2009, credit enhancements in the loan portfolio allowing for a 100% risk transfer totalled € 2.7 billion vs. € 2.1 billion at end 2008. The enhancements consist of guarantees on € 2.3 billion and collaterals on € 0.4 billion.

The global impact of such enhancements on the Bank’s risk profile is shown below:

						in million euros
	2009				2008

	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	4 168	34%	5 213	43%	5 783	47%	6 646	53%
A/BBB	6 181	51%	5 280	43%	5 141	41%	4 438	36%
Below investment grade	1 849	15%	1 706	14%	1 499	12%	1 339	11%
Total	12 198	100%	12 198	100%	12 423	100%	12 423	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating.

The loans outstanding on counterparties not rated by international rating agencies represents for 6.2% of total loans outstanding. The internal ratings assigned to these counterparties range from 1.5 to 9.5.

- Financing commitments

Total financing commitments rose by 4.5% from € 3.4 billion at end 2008 to € 3.6 billion at end 2009. The breakdown by rating group is shown in the table below:

	in million euros
	2009	2008	Change 2009-2008
AAA/AA	825	595	39%
A/BBB	1 555	1 502	4%
Below investment grade	1 176	1 306	-10%
Total	3 556	3 402	5%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating.

- Breakdown of loans outstanding by counterparty type and rating

						in million euros
	2009				2008

	AAA/AA	A/BBB	Below investment grade	TOTAL	AAA/AA	A/BBB	Below investment grade	TOTAL
States	938	2 346	1 453	4 738	887	2 093	1 214	4 194
Public administrations	915	406	12	1 333	577	264	17	859
State financial institutions	268			268	525			525
Special financial institutions	728	120	31	878	862	206	39	1 106
Other banks	2 292	2 307	57	4 656	3 723	1 689	39	5 451
Non financial institutions	73	100	152	324	73	185	30	288
Total	5 213	5 280	1 706	12 198	6 646	4 438	1 339	12 423

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating

- Breakdown of the loans outstanding with the 10 main borrowers, by type and rating

									in million euros
2009						2008

	AAA/AA	A/BBB	Below investment grade	TOTAL	%		AAA/AA	A/BBB	Below investment grade	TOTAL	%
STATE A		1 048		1 048	9%	STATE A		768		768	6%
STATE B			648	648	5%	STATE B			672	672	5%
STATE F			633	633	5%	Other bank A	600			600	5%
STATE E	560			560	5%	STATE C		517		517	4%
Other bank A	555			555	5%	State financial inst.	514			514	4%
STATE C		513		513	4%	STATE E	501			501	4%
Other bank D		352		352	3%	STATE F			441	441	4%
STATE D		343		343	3%	STATE D		421		421	3%
Other bank C		332		332	3%	Other bank C	414			414	3%
Other bank E		318		318	3%	Other bank B	391			391	3%
Sub-total	1 115	2 907	1 280	5 302	43%	Sub-total	2 419	1 706	1 114	5 239	42%
Others	4 098	2 373	425	6 896	57%	Others	4 227	2 732	225	7 184	58%
Total	5 213	5 280	1 706	12 198	100%	Total	6 646	4 438	1 339	12 423	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating

- Securities portfolios

The CEB manages two securities portfolios: financial assets held to maturity and available-for-sale financial assets. The securities are primarily denominated in euro: 94% at end 2009 down from 95% at end 2008. The breakdown of the nominal value of these securities by rating as at 31 December 2009 and 31 December 2008 is shown in the table below:

					in million euros
	2009				2008

	AAA	AA	A	TOTAL	AAA	AA	A	TOTAL
Available-for-sale financial assets	1 106	2 660	1 233	4 999	902	1 324	515	2 741
Financial assets held to maturity	1 527	391	80	1 998	1 399	380	80	1 859
Total	2 633	3 050	1 313	6 996	2 301	1 704	595	4 600
	38%	44%	19%	100%	50%	37%	13%	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating

The breakdown by country of issuers of the securities in the two portfolios is as follows:

in million euros

		2009			2008

Financial assets held to maturity
France	1 417		71%	1 163		62%
Portugal	200		10%	200		11%
Italy	161		8%	161		9%
Germany	125		6%	148		8%
Spain	50		3%	93		5%
Other countries	45		2%	95		5%
Sub-total	1 998			1 859

Available-for-sale financial assets
France	1 014		20%	944		35%
United States	768		15%	771		28%
Netherlands	639		13%	337		12%
Spain	612		12%	310		11%
Canada	585		12%
Other countries	1 382		28%	380		13%
Sub-total	4 999			2 741

Total	6 996			4 600

- Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its financing operations, portfolio of available-for-sale financial assets and bond issuances.

Derivative transactions, in all cases, require prior credit clearance of the counterparty by the Risk Committee and prior signature of a framework agreement (for example, the ISDA Master Agreement). In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a Credit Support Annex (CSA) collateral agreement with the CEB.

All swap transactions are valued at their net present value and positions per counterparty are monitored daily so that additional margin calls can be made if necessary.

As at 31 December 2009, the entire of the outstanding derivatives was collateralised (CSA signed), vs. 99.98% in 2008.

Within the context of swap transactions, the CEB may receive cash deposits and/or triple-A rated securities (US Treasuries or German bund) as collateral for derivatives. At end 2009 all the collateral was in the form of deposits (as at end 2008).

- Large exposures

Large exposure is understood as being the overall exposure (loans, securities, deposits, derivatives and firm financing commitments) to a counterparty (or group of connected counterparties) when its value is equal to or exceeds 10% of equity.

For this purpose, the CEB defines equity as paid-in capital, gains or losses recognised directly in equity, as well as profit plus uncalled capital in triple-A or double-A rated (according to Moody’s, Standard & Poor’s and Fitch ratings agencies) member countries.

In accordance with the Basel Committee recommendations and European Union directives, the CEB ensures that no counterparty (or group of connected counterparties) exceeds the limit of 25% of equity as defined above, and that the cumulative total of large exposures does not exceed 800% of said equity.

As at 31 December 2009, no counterparty exceeded the limit of 25% of the CEB’s equity (as in 2008) and only seven groups and 1 counterparty overstepped 10%. The total outstanding on these counterparties came to € 4.6 billion, i.e. 110% of the Bank’s equity (end 2008, € 3.8 billion, 92%) on an 800% limit. In accordance with current banking practice, sovereign risks are not included for this analysis.

2. Market risk

- Interest rate and currency risk

Market risk includes, in particular, the risk of a loss being incurred as a result of an adverse fluctuation in interest or exchange rates.

The Bank is exposed, within the ambit of its ordinary operations (loans, borrowings, treasury operations) to interest rate and currency risks. The key principle adopted is a systematic hedging of positions, in order to maintain interest rate risks and currency risks as low as possible. The Bank manages its overall balance sheet at variable rates (except for its held-to-maturity assets portfolio), either directly or through a hedging swap.

The Bank therefore resorts to derivatives, mainly currency exchange and interest rate contracts. The Bank uses these instruments within the ambit of micro-hedging or macro-hedging operations:

-	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing)

-	Macro-hedging operations: derivatives used to cover global market risks measured through balance sheet evaluation.

At 31 December 2009, as at 31 December 2008, currency exchange and interest rate contracts are exclusively used as micro-hedging.

Due to this strategy adopted, the interest rate risk in the Bank’s balance sheet is limited to the amount of held-to-maturity financial assets portfolio. This portfolio is equivalent in volume to the sum of equity, the Selective Trust Account and of provisions for post-employment social commitments.

Interest rate risk and currency risk are measured and followed-up by the ALM Department, placed under the authority of the Chief Financial Officer.

The ALM Department regularly issues a report on the market risks and liquidity risks incurred by the Bank. This report analyses on one hand, the consequences of a fluctuation in the interest rates and EUR/USD parity exchange on the Bank’s economic value. It also produces an analysis on the projected liquidity situation.

If necessary, the ALM Department informs about effective or projected limit overrun and proposes actions to the ALM Committee in view of restraining the nature and amount of identified risks.

At any time, the ALM Department may call for an extraordinary meeting of the ALM Committee in case of an exceptional situation.

- Currency risk

In terms of currency risk, the CEB’s strategy is to tend toward zero risk. To this end, the Bank must cover all exposure to currency risk, since residual risk stems out of cumulated results in currencies others than the euro. Such a risk is systematically hedged on a monthly basis. At the end of each month, the Bank issues an accounting statement of its results by currency and converts into euro any countervalue position exceeding € 1 million through spot currency purchase or sale.

in thousand euros

Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2009	Assets	Liabilities	Derivative instruments	Net position 2008
Euro	20 504 503	6 368 186	(16 139 523)	(2 003 206)	19 433 206	6 834 474	(14 821 964)	(2 223 232)
US Dollar	961 692	11 168 067	10 207 164	789	1 118 630	11 893 079	10 775 827	1 378
Japanese Yen	142 955	168 061	25 874	768	183 166	185 763	2 872	275
Hungarian Forint	232 264	964	(231 245)	55	13 821	39 452	25 684	53
Pound Sterling	45 587	1 199 030	1 153 474	31	23 758	493 316	469 605	47
Other currencies	843 579	3 826 272	2 982 887	194	630 459	1 956 956	1 326 674	177
Total	22 730 580	22 730 580	(2 001 369)	(2 001 369)	21 403 040	21 403 040	(2 221 302)	(2 221 302)

The table above shows that exposure to residual exchange rate, after taking into account hedging instruments is not significant.

- Interest rate risk

Interest rate risk management

Interest rate risk can affect the profitability or the economic value of the Bank according to interest rate fluctuations. This risk mainly stems from de-synchronisations of rate type (fixed vs. floating) or rate index (Euribor vs. Libor…) between assets and liabilities.

The ALM Department measures this risk in volume (interest rate gap), in margin (Net Interest Income sensitivity) and in value (Net Present Value sensitivity).

The Bank neutralizes interest rate fluctuations on its margin by matching assets and liabilities in terms of rate characteristics. In particular, the Bank invests its equity in "Financial assets held-to-maturity". This portfolio comprises fixed rate securities, generally long-term ones, denominated in euros and issued by countries or similar institutions with a minimal rating of AA or Aa2 at the time of purchase.

The amounts allocated to the Selective Trust Account and the provisions for post-employment social commitments are also invested in held-to-maturity portfolio.

Appraisal of interest rate risk hedging

The table below comprises the overall CEB’s balance sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the hedging effect of interest rate risk.

Breakdown of 2009 outstanding balances by interest rate type and interest rate risk hedging evaluation in thousand euros

	Before hedging			Hedging financial instruments			After hedging
	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total
Assets
Fixed rate	7 733 532	92 425	7 825 957	(2 711 639)	502 032	(2 209 607)	5 021 893	594 457	5 616 350
Scheduled outstanding	6 233 628	92 425	6 326 053	(2 711 639)	502 032	(2 209 607)	3 521 989	594 457	4 116 446
Non scheduled outstanding	1 499 904		1 499 904				1 499 904		1 499 904
Variable rate	14 334 317	18 398	14 352 715	2 757 069	4 446	2 761 515	17 091 386	22 844	17 114 230
Total assets	22 067 849	110 823	22 178 672	45 430	506 478	551 908	22 113 279	617 301	22 730 580
Liabilities
Fixed rate	(19 545 274)	(502 030)	(20 047 304)	16 209 423	(38 317)	16 171 106	(3 335 851)	(540 347)	(3 876 198)
Scheduled outstanding	(16 209 946)	(502 030)	(16 711 976)	16 209 423	(38 317)	16 171 106	(523)	(540 347)	(540 870)
Non scheduled outstanding	(3 335 328)		(3 335 328)				(3 335 328)		(3 335 328)
Variable rate	(579 281)	(119)	(579 400)	(18 255 786)	(19 196)	(18 274 982)	(18 835 067)	(19 315)	(18 854 382)
Scheduled outstanding	(337 970)	(119)	(338 089)	(18 255 786)	(19 196)	(18 274 982)	(18 593 756)	(19 315)	(18 613 071)
Non scheduled outstanding	(241 311)		(241 311)				(241 311)		(241 311)
Total liabilities	(20 124 555)	(502 149)	(20 626 704)	(2 046 363)	(57 513)	(2 103 876)	(22 170 918)	(559 662)	(22 730 580)

The outstanding fixed-rate assets before hedging amounts to 7 734 million euros, hedging instruments allow the exposure to drop to 5 022 million euros.

Reciprocally, the fixed-rate liability exposure of 19 545 million euros before hedging is reduced to 3 336 million euros after hedging.

Sensitivity to interest rate risks

The ALM Department examines prospective profit build-up based on certain scenario assumptions of interest rate (+/- 10 bp, +/- 100 bp, +/- 200 bp).

Sensitivity measurement of the net interest margin to interest rate risks in thousand euros
	Parallel translation +10 bp	Parallel translation -10 bp
31/12/2009	- 1 424	1 420

At 31 December 2009, the level of the short term market rates in the main currencies of reference, on which the scenarios of rate shocks are based, are unusually low. Therefore, the stress test presented below is based on a uniform translation of +/- 10 bp, which ensures consistency between the obtained results and the level of current rates.

Net interest margin sensitivity measures the CEB’s exposure to interest rate risk, which is due to minor asymmetry between rate types and fixing frequency.

This indicator is computed as the variation of net interest income one year after the reporting date in the event of up or downwards parallel shift of 10 bp applied to all interest rate curves.

This simulation is implemented for each balance sheet item thanks to algorithms of a dedicated application program. This program applies shifts according to parametered scenarios on the occasion of rate fixing for floating rate operations.

Net interest margin sensitivity is computed on the scope of the balance sheet operations. It takes into account assumptions of aggregated renewal of the main balance sheet items at the current market rates.

Based upon balance sheet at 31 December 2009 and renewal assumptions, the net interest margin would increase by € 1.4 million if interest rates decreased by 10 bp. Conversely, the net interest margin would decrease by € 1.4 million if rates increased by 10 bp. The effect of the magnitude of the stress test on the net interest margin sensitivity is almost linear. The CEB is therefore slightly exposed to increase in interest rates.

3. Liquidity risk

The projected liquidity position is subject to a daily monitoring. It is supplemented by quarterly stress tests presented to the ALM Committee, based on borrower default assumptions.

The stress tests carried out plan liquidity situation before and after prepayments. They calculate, in accordance with the Basle II logic and its differentiated approach to risk, borrower default on the basis of outstanding loans weighted by the probability of default rate published by rating agencies for a given maturity and rating class. An internal rating is assigned on counterparties non-rated by rating agencies.

The CEB also evaluates the financial impact of the crash scenario where the default probability applied to borrowers below investment grade is 100% without possibility of recovery.

Liquidity position

The liquidity risk represents the projected treasury situation of the Bank at 31 December 2009.

The table below features the whole future and non-discounted contractual flows, including non accrued interests, classified by maturity according to the outstanding duration between the year-end date and the contract maturity date.

in thousand euros

	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	Current outstanding	More than 1 year up to 5 years	More than 5 years	Non-current outstanding	Total
Assets
Cash in hand, balances with central banks	386 883			386 883				386 883
Available-for-sale financial assets	426 426	780 155	1 882 318	3 088 899	973 731	1 197 585	2 171 316	5 260 215
Loans and advances to credit institutions and to customers
Loans	19 563	416 358	1 822 422	2 258 343	5 970 924	5 095 179	11 066 103	13 324 446
Advances	1 669 007			1 669 007				1 669 007
Financial assets held to maturity	10 150	20 314	188 703	219 167	708 333	2 095 858	2 804 191	3 023 358
Total assets	2 512 029	1 216 827	3 893 443	7 622 299	7 652 988	8 388 622	16 041 610	23 663 909

Liabilities
Amounts owed to credit institutions and to customers	67 747			67 747				67 747
Debt securities in issue	1 738 068	243 035	1 044 352	3 025 455	13 279 759	3 176 000	16 455 759	19 481 214
Selective Trust Account (STA)	75 420			75 420				75 420
Total liabilities	1 881 235	243 035	1 044 352	3 168 622	13 279 759	3 176 000	16 455 759	19 624 381
Off-balance sheet
Off-balance sheet financial instruments
To be received	1 740 761	538 631	1 165 743	3 445 135	13 451 849	3 371 905	16 823 754	20 268 889
To be paid	(1 879 661)	(534 859)	(927 943)	(3 342 463)	(13 785 847)	(3 232 621)	(17 018 468)	(20 360 931)
Off-balance sheet total	(138 900)	3 772	237 800	102 672	(333 998)	139 284	(194 714)	(92 042)
Liquidity position 2009	491 894	977 564	3 086 891	4 556 349	(5 960 769)	5 351 906	(608 863)	3 947 486

Assets
Cash in hand, balances with central banks	194 275			194 275				194 275
Available-for-sale financial assets	564 502	100 303	522 724	1 187 529	777 899	1 203 601	1 981 500	3 169 029
Loans and advances to credit institutions and to customers
Loans	110 412	663 295	1 752 036	2 525 743	7 224 155	5 276 273	12 500 428	15 026 171
Advances	1 359 526	829 948	(3 813)	2 185 661				2 185 661
Financial assets held to maturity	61 600	18 394	170 278	250 272	674 256	1 919 705	2 593 961	2 844 233
Total assets	2 290 315	1 611 940	2 441 225	6 343 480	8 676 310	8 399 579	17 075 889	23 419 369

Liabilities
Amounts owed to credit institutions and to customers	73 281			73 281				73 281
Debt securities in issue	239 489	127 743	804 239	1 171 471	11 989 163	4 628 179	16 617 342	17 788 813
Selective Trust Account (STA)	78 684			78 684				78 684
Total liabilities	391 454	127 743	804 239	1 323 436	11 989 163	4 628 179	16 617 342	17 940 778
Off-balance sheet
Off-balance sheet financial instruments
To be received	258 038	297 171	1 048 740	1 603 949	12 315 876	4 734 625	17 050 501	18 654 450
To be paid	(148 699)	(310 461)	(1 396 287)	(1 855 447)	(13 926 806)	(4 841 167)	(18 767 973)	(20 623 420)
Off-balance sheet total	109 339	(13 290)	(347 547)	(251 498)	(1 610 930)	(106 542)	(1 717 472)	(1 968 970)
Liquidity position 2008	2 008 200	1 470 907	1 289 439	4 768 546	(4 923 783)	3 664 858	(1 258 925)	3 509 621

Strengthened liquidity ratio

The Bank’s liquidity must meet a prudential strengthened liquidity ratio.

This ratio results from dividing the Bank’s available cash (bank deposits and available-for-sale financial assets with a residual maturity less than 18 months) by its net liquidity requirements (financing commitments, net cash flow in the next three years including the increased liquidity requirement due to the default risk on the loan portfolio for the same three-year period).

The Bank’s liquidity must not fall to less than 50% of its net liquidity requirements for the next 3 years.

At end 2009, the strengthened liquidity ratio stands at 102.2% (down from 103.7% at end 2008).

4. Operational risk

The operational risk is the risk of direct or indirect loss resulting from inadequate or failed structures, procedures, people or systems as well as from external events.

By deliberately choosing to operate within the framework of the Basel Committee recommendations, the Bank has undertaken to assess constantly its operational risks and to implement the appropriate preventive measures. The Basic Indicator Approach (BIA) method is adopted to calculate operational risk charge against the Bank’s equity. The Bank calculates this charge on the basis of the average net banking income over the previous three years. At 31 December 2009, the charge amounted to € 19.4 million up from € 18.2 million at 31 December 2008.

5. Capital management

In conformity with its Articles of Agreement (Article III), any European State (Member or non-Member State of the Council of Europe) and/or Europe-oriented International Institution may, according to Directives established by the Governing Board, become a Member of the Bank.

The Bank issues participating certificates denominated in euros to which Members subscribe. Each certificate has the same nominal value of € 1 000.

The Governing Board establishes the provisions for subscription and liberation of capital as well as provisions regarding any capital increase and potential withdrawal of a Member State.

The adhesion procedures consist in addressing a declaration to the Secretary General of the Council of Europe, a statement mentioning that the applicant endorses the Bank Articles of Agreement, in accordance with the financial conditions agreed on by the Governing Board. Any State becoming a Member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

-

pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The subscription to the Bank’s capital and reserves by applicant countries shall be calculated on the basis of the contribution rate to the budget of the Partial Agreement on the CEB.

Capital adequacy ratio

The purpose of this prudential ratio is to show that the level of capital is high enough to absorb any potential losses from the financing activity. It is obtained from the following calculation:

Risk weighted loans portfolio
Capital adequacy ratio =

Usable capital

-	Risk weighted loans portfolio: S[(capital + interest)xDefault probability]

-	Usable capital: paid-in capital, reserves, gains or losses recognised directly in equity

The limit of the capital adequacy ratio is fixed at 100%.

Year-on-year, the ratio decreased from 20.4% at end 2008 to 20.3% at end 2009.

Risk asset coverage ratio

This prudential ratio provides an additional limit to the increase in the share of loans rated below investment grade. This ratio arises from:

Loans portfolio rated below investment grade
Risk asset coverage ratio =

Sound capital

-	Sound capital: paid-in capital, reserves, gains or losses recognised directly in equity, uncalled capital (AAA/AA)

The limit is fixed at 66% that is, € 2.8 billion at end 2009.

Year-on-year, the ratio rose from 33.1% at end 2008 to 40.5% at end 2009.

Indebtedness ratio

This prudential ratio is obtained by dividing total debt by total equity in its broadest sense (subscribed capital, paid-in reserves, gains or losses recognised directly in equity, profit for the year).

Year-on-year the ratio rose from 3.66 at end 2008 to 3.80 at 31 December 2009, which is 95% of the authorised limit of 4.

On the basis of total equity at end 2009, the authorised debt limit amounts € 19.6 billion, which is headroom of € 1 billion.

Portfolio ratio

This ratio results from dividing the outstanding amount in treasury operations by total equity in its broadest sense (subscribed capital, paid-in reserves, gains or losses recognised directly in equity, profit for the year). The outstanding amount on treasury operations consist of the outstanding amount in both portfolios (financial assets held to maturity and available-for-sale financial assets) and treasury transactions not in issue (bank deposits, repos).

Year-on-year, the ratio rose from 1.45 in 2008 to 1.79 at end 2009, which is 89% of the authorised limit of 2.

On the basis of the total level of capital at end 2009, the authorised portfolio limit was € 9.8 billion, which leaves a margin for manoeuvre of € 1 billion.

Note C - Financial assets and liabilities

The assets and liabilities are presented below according to their carrying value and fair value.

The mentioned market value comprises accrued interest.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate in the supranational bank market.

The fair value calculation for the Bank’s loans does not take into account the credit risks, since such a risk is deemed very low, due to the privileged credit status granted to the Bank by Member States, the nature of the counterparty and the collateral quality received from the borrowers. Movements of the credit risk pricing are otherwise immaterial during the funding of a project.

in thousand euros

	Carrying value	Fair value(*)
31 December 2009
Assets
Cash in hand, balances with central banks	386 883
Financial assets at fair value through profit and loss	314 346
Hedging derivatives	1 295 361
Available-for-sale financial assets	4 965 778
Loans and advances to credit institutions and to customers	13 608 366	12 442 620
Financial assets held to maturity	2 123 226	2 218 997

Total assets	22 693 960	14 661 617
Liabilities
Financial liabilities at fair value through profit and loss	2 312 949
Hedging derivatives	372 974
Amounts owed to credit institutions and to customers	67 747
Debt securities in issue	17 680 780	17 451 319
Selective Trust Account (STA)	75 420

Total liabilities	20 509 870	17 451 319
31 December 2008
Assets
Cash in hand, balances with central banks	194 208
Financial assets at fair value through profit and loss	289 582
Hedging derivatives	1 693 822
Available-for-sale financial assets	2 628 227
Loans and advances to credit institutions and to customers	14 580 482	12 402 809
Financial assets held to maturity	1 975 983	2 088 021

Total assets	21 362 304	14 490 830
Liabilities
Financial liabilities at fair value through profit and loss	2 515 544
Hedging derivatives	434 793
Amounts owed to credit institutions and to customers	73 281
Debt securities in issue	16 171 014	16 108 478
Selective Trust Account (STA)	78 684

Total liabilities	19 273 316	16 108 478

(*) Fair value of items accounted for at amortised cost, in conformity with IFRS 7.

Note D - Hedging derivatives

All the Bank’s micro-hedging operations, as recognised under IAS 39, are fair value hedges. These operations hedge the fair value risk of the fixed rate financial assets and liabilities exposures (loans, available-for-sale assets, debt securities in issue).

Financial instruments qualified as hedging derivatives comprise interest rate, currency and forward exchange swaps.

The following table represents the fair value (including interest) of these financial instruments.

in thousand euros

	31/12/2009		31/12/2008
	Positive market value	Negative market value	Positive market value	Negative market value
Interest rate derivatives	124 890	(208 145)	140 830	(222 262)
Exchange rate derivatives	1 170 471	(164 829)	1 552 992	(212 531)
Total	1 295 361	(372 974)	1 693 822	(434 793)

Note E - Securities portfolio

in thousand euros

	31/12/2009		31/12/2008
	Balance sheet value (*)	of which gains or losses recognised directly in equity	Balance sheet value (*)	of which gains or losses recognised directly in equity
Available-for-sale financial assets
Treasury bills and similar securities	181 774		216 238
Debt securities and other fixed income securities	4 752 761	(103 950)	2 382 855	(170 868)
Shares and other variable-yield securities	874	348	799	272
Sub-total	4 935 409	(103 602)	2 599 892	(170 596)
Fair value adjustment of securities hedged byhedging derivatives	30 369		28 335
Total available-for-sale financial assets	4 965 778	(103 602)	2 628 227	(170 596)
Financial assets held to maturity
Treasury bills and similar securities	988 243		1 085 270
Debt securities and other fixed income securities	1 134 983		890 713
Total financial assets held to maturity	2 123 226		1 975 983

Total securities portfolio	7 089 004	(103 602)	4 604 210	(170 596)

(*) including interest receivable

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories have been given as a guarantee in 2009 and 2008.

The Bank holds only one line of depreciated securities. It amounts to € 1.4 million and is classified as available-for-sale financial assets. The provision amounts to € 0.51 million at 31 December 2009 (€ 0.58 million at 31 December 2008).

Note F - Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers, and deposits to credit institutions.

in thousand euros
Breakdown by category of borrower	31/12/2009	31/12/2008
Loans to credit institutions
Loans	7 551 171	8 299 797
Interest receivable	11 758	48 731
Unpaid receivables	221
Depreciation on loans to credit institutions (Note Q)	(1 822)	(909)
Sub-total	7 561 328	8 347 619
Loans to customers
Loans	4 647 132	4 123 452
Interest receivable	26 354	36 168
Sub-total	4 673 486	4 159 620
Value adjustment of loans hedged by hedging derivatives	91 556	94 038
Total loans	12 326 370	12 601 277
Other loans and advances
Advances repayable on demand	11 634	11 981
Advances with agreed maturity dates or periods of notice	1 270 000	1 960 000
Sub-total	1 281 634	1 971 981
Interest receivable	362	7 223
Total other advances	1 281 996	1 979 204

At 31 December 2009, loans are guaranteed up to the amount of € 2 682 620 thousand (31 December 2008: € 2 139 987 thousand). These guarantees could be either in the form of securities or signed commitments.

At 31 December 2009, the Bank set up a provision for depreciation of € 1 822 thousand for an identified risk counterparty (31 December 2008: € 909 thousand).

The breakdown of outstanding loans and financing commitments by borrower country, subsidised or not by the Selective Trust Account, is included in the table below.

Outstanding loans and financing commitments subsidised by the Selective Trust Account are presented under Note I.

					in thousand euros
	Outstanding				Financing commitments
Breakdown by country	31/12/2009%		31/12/2008%		31/12/2009	31/12/2008
Spain	1 605 783	13.16	2 097 344	16.88	96 300	98 632
France	1 264 185	10.36	1 222 386	9.84	100 000	50 000
Italy(1)	1 157 932	9.49	1 233 733	9.93	254 900	206 000
Hungary	1 083 812	8.88	807 775	6.50	180 116	273 572
Poland	955 900	7.84	751 489	6.05	612 258	586 605
Finland	707 875	5.80	751 149	6.05	100 000	50 000
Germany(2)	660 856	5.42	911 468	7.34	412 000	200 870
Turkey	647 747	5.31	686 521	5.53	341 190	327 466
Romania	632 513	5.19	441 475	3.55	627 720	836 510
Cyprus	560 152	4.59	500 901	4.03	103 885	208 034
Portugal	431 098	3.53	516 133	4.15	100 000	114 660
Greece	343 485	2.82	420 584	3.39
Denmark	303 333	2.49	326 667	2.63
Croatia	256 536	2.10	221 305	1.78	46 148	99 890
Sweden(3)	227 276	1.86	280 403	2.26	50 524	47 652
Iceland	196 482	1.61	168 636	1.36	39 386	73 259
Latvia	187 213	1.53	164 501	1.32	25 000	50 000
Norway	126 500	1.04	126 500	1.02
Ireland	116 554	0.96	64 583	0.52	50 000	5 230
Slovenia	113 373	0.93	89 437	0.72	54 000	40 000
Bosnia and Herzegovina	94 352	0.78	97 651	0.79	27 220	30 724
Belgium	93 332	0.77	148 220	1.19	25 000
Malta	88 350	0.72	98 450	0.79
Bulgaria	75 442	0.62	78 147	0.63	10 403	6 779
Serbia	57 993	0.48	53 664	0.43	28 076	17 975
Lithuania	56 211	0.46	29 371	0.24	104 172	2 172
Albania	54 842	0.45	33 211	0.27	62 011	38 828
“the former Yugoslav Republic of Macedonia”	34 209	0.28	25 252	0.20	7 500	19 500
Czech Republic	28 042	0.23	33 760	0.27	50 000	5 000
Slovak Republic	22 889	0.19	28 647	0.23	8 252	8 252
Moldova	9 013	0.07	6 203	0.05	10 887	4 697
Estonia	3 745	0.03	6 055	0.05	28 800
San Marino	1 278	0.01	1 627	0.01
Total	12 198 303	100.00	12 423 248	100.00	3 555 748	3 402 307

(1)	Of which € 545 887 thousand outstanding in favour of the target group countries as at 31 December 2009 (31 December 2008: € 453 688 thousand)
(2)	Of which € 261 250 thousand outstanding in favour of the target group countries as at 31 December 2009 (31 December 2008: € 288 750 thousand)
(3)	Of which € 100 000 thousand outstanding in favour of the target group countries as at 31 December 2009 (31 December 2008: € 100 000 thousand)

in thousand euros
	Outstanding				Financing commitments
Breakdown by sector-based activities	31/12/2009%		31/12/2008%		31/12/2009	31/12/2008
Strengthening social integration
Aid to refugees, migrants and displaced populations	150 167		178 868		25 359	17 896
Social housing for low-income persons	2 719 835		2 966 311		391 052	344 156
Creation and preservation of viable jobs	2 407 816		2 272 921		714 057	700 812
Improving living conditions in urban and rural areas	1 410 997		1 318 318		510 251	397 897
Sub-total	6 688 815	55	6 736 418	54	1 640 719	1 460 761

Managing the environment
Natural or ecological disasters	1 019 750		1 172 166		319 049	358 243
Protection of the environment	1 526 079		1 520 362		800 050	1 043 518
Protection and rehabilitation of the historic and cultural heritage	243 196		224 376		68 292	96 961
Sub-total	2 789 025	23	2 916 904	24	1 187 391	1 498 722

Supporting public infrastructure with a social vocation*
Education and vocational training	1 442 934		1 458 990		527 537	292 748
Health	1 264 864		1 302 986		198 575	144 416
Infrastructures of administrative and judicial public services	12 665		7 950		1 526	5 660
Sub-total	2 720 463	22	2 769 926	22	727 638	442 824
Total	12 198 303	100	12 423 248	100	3 555 748	3 402 307

* Following the adoption of the Resolution 1522 (2009), sectoral line of action “Supporting public infrastructure with a social vocation” regroups the components of the sectoral line of action “Developing human capital” as well as the sector “Infrastructure of administrative and judicial public services”.

Financing and guarantee commitments

Financing commitments comprise, on the one hand, projects for which a framework loan agreement has been signed, and on the other hand projects which have been granted with at least one disbursement.

in thousand euros
Breakdown by year of approval	2007 and before	2008	2009	Total
Projects
With signed framework loan agreements	1 779 136	736 340	1 011 768	3 527 244
With at least one financing	28 504			28 504
Total	1 807 640	736 340	1 011 768	3 555 748

The Bank guarantees loans granted by a financial institution for an amount of € 211 thousand (€ 432 thousand in 2008). This guarantee is offset by the counter-guarantee received from a Member State for an identical amount.

Note G – Fixed assets

in thousand euros

	Tangible fixed assets				Intangible assets
	Land	Buildings	Fixtures and equipment	Other		Total
Gross book value
At 1 January 2008	13 046	10 700	13 301	5 135	4 489	46 671
Additions		2	3 741	694	787	5 224
Disposals / Write-offs				(1)		(1)
Other movements			(2 024)	(52)	(246)	(2 322)
At 31 December 2008	13 046	10 702	15 018	5 776	5 030	49 572
Gross book value
At 1 January 2009	13 046	10 702	15 018	5 776	5 030	49 572
Additions			66	364	870	1 300
Disposals / Write-offs
Other movements			(73)	104	(31)
At 31 December 2009	13 046	10 702	15 011	6 244	5 869	50 872
Depreciation
At 1 January 2008			(8 669)	(4 123)	(3 418)	(16 210)
Charge for the year			(925)	(484)	(215)	(1 624)
Disposals / Write-offs
At 31 December 2008			(9 594)	(4 607)	(3 633)	(17 834)
Depreciation
At 1 January 2009			(9 594)	(4 607)	(3 633)	(17 834)
Charge for the year			(921)	(524)	(378)	(1 823)
Disposals / Write-offs
At 31 December 2009			(10 515)	(5 131)	(4 011)	(19 657)
Net book value
At 31 December 2009	13 046	10 702	4 496	1 113	1 858	31 215
At 31 December 2008	13 046	10 702	5 424	1 169	1 397	31 738

Note H – Amounts owed to customers and debt securities in issue in thousand euros

	31/12/2009	31/12/2008
Amounts owed to customers
Interest-bearing accounts	67 747	73 281
of which, European Community	64 161	70 274
Total amounts owed to customers	67 747	73 281
Debt securities in issue
Bonds	16 547 393	14 627 200
Interest payable	478 531	477 723
Value adjustment of debt securities in issue hedged by hedging derivatives	654 856	1 066 091
Total debt securities in issue	17 680 780	16 171 014

Development of customers’ interest-bearing accounts

The Bank opened interest-bearing accounts funded by contributions from the European Union:

•

Seven accounts to receive the European Union contributions (“Contribution Arrangement in respect of a SME Finance Facility Phase 2 Special Fund”) for partial financing of productive investment projects designed to create or safeguard jobs in SMEs located in thirteen of the CEB member countries in Central and Eastern Europe.

-	In 2001, setting-up of “EC-Contribution Fund Phare Account”
-	In 2002, contribution to Turkey “EC-Contribution Fund MEDA Account”
-	In 2004, increase of “SME Finance Facility (SMEFF) 2002 Special Account”
-	In 2004, contribution to Cyprus “SME Finance Facility (SMEFF) Cyprus Special Account”
-	In 2005, increase of “SME Finance Facility (SMEFF) 2003 Special Account”
-	In 2006, increase of “SME Finance Facility (SMEFF) 2005 Special Account, Bulgaria, Croatia, Romania and Turkey”
-	In 2007, increase of “SME Finance Facility (SMEFF) 2006 Special Account, Bulgaria, Croatia, Romania and Turkey”

At 31 December 2009, the balance of these accounts amounts to € 35 908 thousand (2008: € 44 378 thousand).

•

Four accounts to partially finance local infrastructural projects in favour of the municipalities of ten Central and Eastern European countries, also applicant countries to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia), within the ambit of the EU Programme “EU Municipal Finance Facility”.

-	In 2004, setting-up of “EU Municipal Finance Facility Special Account”
-	In 2005, increase and geographical extension of the programme “EU Municipal Finance Facility 2003 Special Account”
-

In 2007, increase and geographic extension of “EU Municipal Finance Facility 2005 Special Account Bulgaria, Croatia, Romania and Turkey” and “EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey”.

At 31 December 2009, the balance of these accounts amounts to € 11 626 thousand (2008: € 11 536 thousand).

•

Three accounts for the partial financing of productive investment projects of small and medium-sized enterprises and in particular micro-enterprises, known as the “Preparatory Action Programme” aimed at creating or safeguarding jobs, in eight new EU Member States in Central and Eastern Europe.

-	In 2005, setting-up of “Preparatory Action Special Account 2004”
-	In 2007, increase of “Preparatory Action Special Account 2005”
-	In 2008, increase of “Preparatory Action Special Account 2006”

The balance of these accounts amounts to € 2 027 thousand at 31 December 2009 (2008: € 3 015 thousand).

•	Two accounts for the partial financing of projects related to environmental protection and for energy efficiency in Croatia, Bulgaria, Romania and Turkey, called “Energy Efficiency Finance Facility”.
-	In 2007, setting-up of “Energy Efficiency Finance Facility 2006 Special Account”
-	In 2008, increase with focus on the countries within the framework of Pre-adhesion Aid Instrument (PAI) of the European Commission, “Energy Efficiency Finance Facility 2007 Special Account”.

At 31 December 2009, the balance of these accounts amounts to € 11 437 thousand (2008: € 11 345 thousand).

•

One account for the partial financing of municipal investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the European Commission’s “Instrument of Pre-Accession” (IPA) and called “IPF 2008 Municipal Window Special Account”.

The balance of this account amounts to € 610 thousand as at 31 December 2009.

•

Two further accounts were opened for receiving grants from the European Union to finance priority projects: one within the “Western Balkans Investment Framework” and one in the context of the “Neighbourhood Investment Facility”.

The balance of these accounts amounts to € 2 553 thousand at 31 December 2009.

In addition:

•

The CEB also manages, since 2003, the Norway Trust Account, a mechanism set up on the initiative of the Norwegian Authorities in order to finance assistance activities, in particular technical assistance to support social and economic reforms in the Western Balkan countries.

The balance of this account amounts to € 930 thousand at 31 December 2009.

•

In 2008, a new assistance instrument, the Human Rights Trust Fund, aimed at supporting the consolidation of the State of Law and the European system of human rights protection in Europe, was set up, in collaboration with the Council of Europe and the initial financial initiative of the Norwegian Authorities, with additional contributions from Germany and Netherlands.

The balance of this account amounts to € 1 655 thousand at 31 December 2009.

•

In 2009, the Bank and Spain agreed to set up a new trust account to promote social cohesion in Europe, entitled “Spanish Social Cohesion Account”, which will be initially endowed with € 2 million to be paid in 2009 and 2010.

The balance of this account amounts to € 1 001 thousand at 31 December 2009.

Note I - Selective Trust Account (STA)

- General operating principles

Interest rate subsidies and granting of donations are the basis of the underlying operating principle of this account. The Selective Trust Account covers the interest rate differential between the rate usually applied by the Bank and the rate proposed to the borrower. The account may also be used to make donations.

A project financed by the Bank may, following the Governor’s proposal, be granted rate subsidies relative to the STA after a case by case approval from the Administrative Council. The STA resources are invested in projects with high social value and within eligible countries.

Any proposal for an interest rate subsidy is specified in the loan application submitted by the Governor to the Administrative Council for approval.

- Funding

The STA is supplied with:

a)	Grants received from the CEB’s Member States through dividends of a social nature allocated at the time of the Bank’s appropriation of annual profits
b)	Voluntary contributions from Member States of the Bank
c)	Voluntary contributions from the Council of Europe members
d)	Voluntary contributions from non-Member States or international institutions upon approval from the Governing Board and the Administrative Council.

- Accounting treatment

The STA is divided into two sub-accounts:

-

Member States sub-account recording the amount of available funds: contributions received from Member States as well as interest on the STA’s funds are recorded on the credit side; donations granted and total interest rate subsidies granted on the day of disbursement of every loan concerned are recorded on the debit side.

-

Subsidised projects’ sub-account recording interest rate subsidies: the amount of interest rate subsidies recorded under credit in the Bank’s income statement is recorded on the debit side simultaneously with interest payments made by the borrower; interest rate subsidies granted on the day of disbursement of the subsidised loan are recorded on the credit side.

in thousand euros

1)	Member States sub-account	Debit	Credit
	Sub-account balance as at 1 January 2008		52 426
	Payment by Member States for the financial year 2008		5 000
	Credit interest paid into the STA		3 403
	Subsidies on disbursed loans	9 778
	Donations granted	980
	Sub-account balance as at 31 December 2008 (a)		50 071
	Credit interest paid into the STA		2 331
	Subsidies on disbursed loans	9 115
	Donations granted	923
	Sub-account balance as at 31 December 2009 (b)		42 364

2)	Subsidised projects sub-account
	Sub-account balance as at 1 January 2008		23 038
	Subsidies on loans disbursed in 2008		9 778
	Payment of subsidies	4 203
	Sub-account balance as at 31 December 2008 (c)		28 613
	Subsidies on loans disbursed in 2009		9 115
	Payment of subsidies	4 672
	Sub-account balance as at 31 December 2009 (d)		33 056

STA balance as at 31 December 2008 (a) + (c)			78 684

STA balance as at 31 December 2009 (b) + (d)			75 420

Donations

Since its creation, in 1995, donations for a total amount of € 13.3 million have been granted from the STA (2008: € 12.4 million).

The following is the breakdown of donations granted during the last two financial years:

in thousand euros

Payments			2009	2008
Georgia (UNHCR): project of reconstruction of Collective Centers part of the “Shelter and winterization strategy”			500
Georgia (UNDP): project of reconstruction of infrastructures damaged during August 2008 event			250
Georgia (Council of Europe): project aimed at decreasing physical violence in schools through training of teachers in conflict solving methods			98
Georgia (Council of Europe): project “Support to Internally Displaced Persons-Training on inter-community relations”			75
Bosnia and Herzegovina (UNHCR): project aimed at facilitating the return of displaced persons, victims of the war, who are still living in Collective Centers				265
Serbia (UNHCR): project aimed at Provision of Housing Micro Loans in favour of locally integrating displaced persons from Kosovo				265
Georgia (UNICEF): project aimed to set up and equip a community centre in favour of displaced and conflict affected children as well as their families				250
Moldova (UNICEF): project aimed at improving survival, growth and development for premature new-borns with very low birth weight nationwide				200
Total			923	980

Loans outstanding and financing commitments by country with STA interest rate subsidies in thousand euros
	Outstanding		Financing commitments
Breakdown by borrower country	31/12/2009	31/12/2008	31/12/2009	31/12/2008
Romania	290 606	194 356	49 780	154 030
Hungary	201 567	221 927		2 000
Croatia	144 554	155 643	5 173	11 765
Poland	63 417	68 115	245 000	250 000
Albania	52 283	31 597	58 011	38 828
Serbia	28 500	18 600	21 100	11 000
Slovak Republic	17 461	21 698
Bosnia and Herzegovina	16 257	15 079	2 220	5 724
Bulgaria	14 596	15 291	2 903	6 779
Moldova	9 013	6 203	10 887	4 697
Lithuania	6 632	7 332	2 172	2 172
Slovenia	1 977	3 324
Total	846 863	759 165	397 246	486 995

These outstanding loans are included in the Bank’s loan portfolio (Note F).

Note J - Provisions

The Bank set up the following provisions with respect to its post-employment benefits:

in thousand euros

	31/12/2009	31/12/2008
Provision for pension commitments	59 710	54 232
Provision for other post-employment benefits	14 181	13 494
Total	73 891	67 726

The Bank administers a pension scheme and other related post-employment benefits (particularly medical insurance). The commitment in relation to the different post-employment benefits is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2009 based on individual data as at 30 June 2009.

Pension scheme

The following is the pension scheme financial situation:

in thousand euros

	31/12/2009	31/12/2008
Financial situation as at 31 December
Actuarial liability	(63 925)	(49 995)
Actuarial surplus / (deficit)	(63 925)	(49 995)
Stock of unrealised actuarial gains / (losses)	4 215	(4 237)
Provision as at 31 December	(59 710)	(54 232)
Provision movements as at 31 December
Provision as at 1 January	(54 232)	(48 867)
Service cost	(3 663)	(3 676)
Interest cost related to discounting commitments	(2 895)	(2 604)
Amortisation of actuarial gains / (losses)
Book charge for the year	(6 558)	(6 280)
Benefits paid	1 080	915
Provision as at 31 December	(59 710)	(54 232)

The main assumptions used in assessing the commitment relative to the pension scheme are shown below:

Other information	2009	2008
Interest rate	5.70%	5.85%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	5.00%	5.00%
Staff average number of remaining working lives as at 31 December	13	14

Pension scheme - related post-employment benefits
The following is the financial situation with respect to pension scheme-related commitments:
in thousand euros
	31/12/2009	31/12/2008
Pension scheme financial situation as at 31 December
Actuarial liability	(15 630)	(8 299)
Actuarial surplus / (deficit)	(15 630)	(8 299)
Stock of unrealised actuarial gains / (losses)	1 449	(5 195)
(Provision) / surplus as at 31 December	(14 181)	(13 494)
Provision development as at 31 December
(Provision) / surplus as at 1 January	(13 494)	(12 586)
Service cost	(655)	(757)
Interest cost related to discounting commitments	(482)	(494)
Amortisation of actuarial gains / (losses)	325	224
Book charge for the year	(812)	(1 027)
Benefits paid	125	119
(Provision) / surplus as at 31 December	(14 181)	(13 494)

The economic assumptions used in assessing the commitments relative to related benefits are similar to those used for the pension scheme.

Moreover, as in 2008, the Bank’s commitment related to medical insurance for pensioners was valuated on the basis of a 7.50% yearly increase rate of the Bank’s contributions. This rate is constant up to end 2010 and of 6.00% thereafter.

Note K - Capital

Capital allocation by Member State is presented below:

	in thousand euros
Members	Subscribed capital	Uncalled capital	Called capital
Germany	549 692	489 000	60 692
France	549 692	489 000	60 692
Italy	549 692	489 000	60 692
Spain	358 504	318 922	39 582
Turkey	233 077	207 344	25 733
Netherlands	119 338	106 161	13 177
Belgium	98 634	87 746	10 888
Greece	98 634	87 746	10 888
Portugal	83 538	74 315	9 223
Sweden	83 538	74 315	9 223
Poland	76 988	68 488	8 500
Switzerland	53 824	43 229	10 595
Denmark	53 823	47 879	5 944
Norway	41 889	37 264	4 625
Finland	41 889	37 264	4 625
Bulgaria	37 491	33 352	4 139
Romania	35 963	31 993	3 970
Ireland	28 998	25 797	3 201
Hungary	26 884	23 916	2 968
Czech Republic	25 833	22 981	2 852
Luxembourg	20 849	18 547	2 302
Serbia	15 511	13 799	1 712
Croatia	12 831	11 414	1 417
Cyprus	11 934	10 617	1 317
Slovak Republic	11 380	10 123	1 257
Albania	8 034	7 147	887
Latvia	7 688	6 840	848
Estonia	7 637	6 794	843
“the former Yugoslav Republic of Macedonia”	7 637	6 794	843
Lithuania	7 556	6 722	834
Slovenia	7 380	6 565	815
Iceland	6 089	5 417	672
Malta	6 089	5 417	672
Georgia	5 928	5 274	654
Bosnia and Herzegovina	5 816	5 174	642
Montenegro	3 952	3 516	436
Moldova	3 294	2 930	364
San Marino	2 921	2 478	443
Liechtenstein	2 921	2 374	547
Holy See	82	58	24
Total 2009	3 303 450	2 933 712	369 738
Total 2008	3 303 450	2 933 712	369 738

Subscribed, called and unpaid capital, as well as reserves to be paid are detailed below:
	in thousand euros
Members	Capital	Reserves	Total
Georgia	164	434	598
Montenegro	109	325	434
Total	273	759	1 032

Earnings per participating certificate for 2009 amount to € 32.41 (€ 29.01 for 2008).

Note L - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note M).

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

in thousand euros

	2009	2008
Available-for-sale financial assets
Securities transactions	77 138	123 452
Hedging derivatives	(18 606)	7 577

Sub-total	58 532	131 029

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	303 462	595 308
Other loans and advances (*)	27 494	88 110
Hedging derivatives	(71 914)	(5 003)

Sub-total	259 042	678 415

Financial assets held to maturity
Securities transactions	88 524	92 554

Sub-total	88 524	92 554

Amounts owed to credit institutions and to customers
Issues	(17)	(10)
Interest-bearing accounts	(5 387)	(8 579)

Sub-total	(5 404)	(8 589)

Debt securities
Debt securities in issue	(743 323)	(684 810)
Hedging derivatives	487 487	(82 369)

Sub-total	(255 836)	(767 179)

Other interest expenses and similar charges	(3 377)	(3 098)
Interest margin	141 481	123 132

(*) The net interest related to foreign exchange swaps is recorded under “Interest margin” since 1 January 2009. This classification allows isolating the impact of the fair value of financial instruments, excluding accrued interest, under the heading “Net gains or losses from financial instruments at fair value through profit or loss” and has no impact on the amount of the “Net banking income”. Pro-forma reclassification was performed on 31 December 2008 (€ 5 150 thousand) between the “Net gains or losses from financial instruments at fair value through profit or loss” and “Loans and advances to credit institutions and to customers” headings.

The following is the breakdown of interest received on loans relative to the financial year:

in thousand euros

Breakdown by borrower country	2009	2008
Spain	33 963	106 282
Poland	31 782	44 375
Turkey	29 131	37 329
Italy	26 559	59 576
Hungary	23 077	35 603
France	20 945	54 429
Greece	18 605	21 421
Finland	17 310	34 218
Romania	14 400	18 260
Germany	14 105	45 623
Cyprus	14 094	24 252
Croatia	10 329	8 459
Portugal	9 381	24 590
Denmark	5 249	16 205
Malta	4 437	4 794
Latvia	4 289	6 304
Iceland	3 917	6 140
Sweden	3 544	11 787
Bosnia and Herzegovina	2 755	3 031
Slovenia	2 105	3 728
Norway	1 937	6 758
Bulgaria	1 825	3 813
Belgium	1 693	7 233
Serbia	1 488	1 566
Lithuania	1 380	1 430
Albania	1 284	1 108
Ireland	1 263	2 198
Czech Republic	683	1 313
“the former Yugoslav Republic of Macedonia”	674	1 195
Slovak Republic	586	1 660
Moldova	368	206
Estonia	235	335
San Marino	69	87
Total	303 462	595 308

Note M - Net gains or losses from financial instruments at fair value through profit and loss

Net gains or losses from financial instruments at fair value through profit and loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note L).

	in thousand euros
	2009	2008
Net results on fair value hedge	(438 097)	772 274
Revaluation of hedged items attributable to covered risk	438 247	(773 234)
Results on derivatives (*)	(1 387)	4 942
Revaluation of exchange positions	12	683
Total	(1 225)	4 665

(*) Profit relative to the Bank’s hedging derivatives whose hedging is not recognised under IAS 39.

The net interest related to foreign exchange swaps is recorded under “Interest margin” since 1 January 2009. This classification allows isolating the impact of the fair value of financial instruments, excluding accrued interest, under the heading “Net gains or losses from financial instruments at fair value through profit or loss“ and has no impact on the amount of the “Net banking income”. Pro-forma reclassification was performed on 31 December 2008 (€ 5 150 thousand) between the “Net gains or losses from financial instruments at fair value through profit or loss” and “Loans and advances to credit institutions and to customers” headings.

Note N - Net gains or losses from available-for-sale financial assets
	in thousand euros
	2009	2008
Net gains or losses from available-for-sale financial assets	120	(684)
Dividends received	63	58
Total	183	(626)

Note O - Commissions and other net expenses The table below shows the breakdown of net commissions:
	in thousand euros
	2009	2008
Sundry banking income	255	266
Banking charges (*)	(1 828)	(1 180)
Commissions and other net expenses	(1 573)	(914)

(*) The Bank’s expenses related to debt securities (rating, consulting, audit, legal) are classified under “Net banking income” since 1 January 2009. Pro-forma reclassification was performed on 31 December 2008 (€ 496 thousand) between “General operating expenses” and “Commissions and other net expenses” headings.

Note P - General operating expenses

	in thousand euros
	2009	2008
Staff costs
Wages and salaries	16 894	15 301
Social charges and pension costs	4 091	4 290
Other general operating expenses (*)	8 096	8 307
Total	29 081	27 898

(*) The Bank’s expenses related to debt securities (rating, consulting, audit, legal) are classified under “Net banking income” since 1 January 2009. Pro-forma reclassification was performed on 31 December 2008 (€ 496 thousand) between “General operating expenses” and “Commissions and other net expenses” headings.

At 31 December 2009, the Bank staff was composed of: 4 appointed officials (Governor, Vice-Governor Delegate and Vice-Governors) and 150 professional staff. At 31 December 2008: 4 appointed officials (Governor, Vice-Governor Delegate and Vice-Governors) and 142 professional staff.

Note Q - Cost of risk

The cost of risk covers depreciation charges incurred as a result of credit risk inherent to the Bank’s activities.

	in thousand euros
Cost of risk for the financial year	2009	2008
Net depreciation charges	913	909
Recoveries of amortised loans and advances
Irrecoverable receivables not covered by depreciations
Total cost of risk for the financial year	913	909

	in thousand euros
Cost of risk for the financial year by nature of assets	2009	2008
Loans and advances to credit institutions	913	909
Loans and advances to customers
Available-for-sale financial assets
Other assets
Commitments by signature and others
Total cost of risk for the financial year	913	909

	in thousand euros
Depreciations resulting from credit risk	2009	2008
Total depreciations at the beginning of the financial year	909
Net depreciations charges	913	909
Use of depreciations
Total depreciations at the end of the financial year	1 822	909

Note R - Other information and post-balance sheet events

On 7 December 2009 the Spanish Supreme Court delivered a judgement, in a case started in 2001 between the Bank and one of its paying agents: the paying agent was sentenced to pay to the CEB the amount of € 16.2 million for the non-execution of its contractual obligations plus interest running from the date of the decision as well as expenses of the first instance proceedings. The execution of the judgement is under way and an amount of € 16.3 million was paid on 19 February 2010.

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2009 and the authorisation date of the accounts by the Governor on 23 February 2010.

External auditor’s report

Deloitte.

Deloitte & Associés
185, avenue Charles-de-Gaulle
92524 Neuilly-sur-Seine Cedex
France
Téléphone : + 33 (0) 1 40 88 28 00
Télécopieur : + 33 (0) 1 40 88 28 28
www.deloitte.fr

Council of Europe Development Bank

55, avenue Kléber
75116 Paris

External Auditor's Report on the Financial Statements

Year ended December 31st, 2009

To the Members of the Governing Board and Administrative Council,

In compliance with the assignment entrusted to us by the Governing Board, we have audited the accompanying financial statements of The Council of Europe Development Bank, which comprise the balance sheet as at December 31st, 2009, and the profit and loss account, statement of comprehensive income, statement of changes in equity and cash flow statement for the year then ended, and notes comprising a summary of significant accounting policies and other explanatory notes.

Governor's Responsibility for the Financial Statements

The Governor is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted for use by the European Union. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing (ISA). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial

Société anonyme au capital de 1 723 040 €
Société d'Expertise Comptable inscrite au Tableau de l'Ordre du Conseil Régional de Paris Ile-de-France
Société de Commissaires aux Comptes, membre de la Compagnie régionale de Versailles
572 028 041 RCS Nanterre
TVA : FR 02 572 028 041

Member of Deloitte Touche Tohmatsu

Deloitte.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Governor, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of The Council of Europe Development Bank as of December 31st, 2009, and of its financial performance and its cash flows for the year then ended in accordance with IFRSs as adopted for use by the European Union.

Neuilly-sur-Seine, February 24th, 2010.

Deloitte & Associés

José-Luis Garcia

S. Bourguignon

Sylvie Bourguignon

Auditing Board’s report on the balance sheet and the profit and loss account and the Notes to the financial statements for 2009

In pursuance of its terms of reference under Article XII of the Articles of Agreement of the Council of Europe Development Bank and Article I of its Rules of Procedure, the Auditing Board met in Paris on several occasions in 2009 and from 22-25 February 2010 in order to audit the CEB’s balance sheet and profit and loss account and the Notes to the financial statements for the year ended 31 December 2009.

Based on Resolution 343 (2002) of the Governing Board clarified by its decision taken at its meeting of 10 December 2004, following the Administrative Council’s recommendation on this issue and on the Auditing Board’s previous years’ findings, the External Auditor, Deloitte & Associés, presented his statement and gave, when needed, evidence in detail of the performance of the audit.

The Auditing Board carried out the audit of the CEB for the year 2009 as follows:

•	Consulting the Governor, the Vice-Governors, the Directors and other pertinent staff

•

Examining the financial statements of the CEB for the year 2009, including the balance sheet at 31 December 2009, the profit and loss account and the Notes to the financial statements, which had been prepared by the Accounting Department of the CEB and signed by the Governor on 23 February 2010

•	Consulting the Internal Audit Department and examining its reports

•	Consulting the External Auditor of the CEB and examining his interim report and his detailed report for the year 2009

•	Obtaining the opinion signed by the External Auditor on 24 February 2010

•

Obtaining all necessary documents, information and explanations which the Auditing Board deemed necessary. These were readily given by the Governor, the Vice-Governors, the Internal Auditor, the Directors and other pertinent staff.

The Auditing Board certifies, on the basis of the information which was made available to it and to the best of its understanding, that the CEB’s balance sheet and profit and loss account including the Notes to the financial statements are in agreement with the books and other records and give a true and fair view, in all material respects, of the state of the CEB’s affairs as at 31 December 2009 and the results of its operations and its cash flows for the year then ended, in accordance with the International Financial Reporting Standards (IFRS) set out by the European Union.

Paris, 25 February 2010

Nicola CECCAROLI

Eden ALI

Ali ACU

Extract from the minutes of the 263rd meeting

of the Administrative Council of the CEB

Resolution 1527 (2010)	CA/PV 263 (2010)

Paris, 26 March 2010

The Administrative Council,

Having regard to Article XI, Section 2 of the Bank’s Articles of Agreement

Having regard to the balance sheet, profit and loss account and Notes to the financial statements as at 31 December 2009

Having taken note of the external auditor’s report dated 24 February 2010

Having taken note of the Auditing Board’s report dated 25 February 2010

Having taken note of the Governor’s Memorandum dated 26 February 2010

1.	recommends that the Governing Board approve the balance sheet, the profit and loss account and the Notes to the financial statements as at 31 December 2009

2.	discharges the Governor from his responsibility for financial management in respect of the financial year 2009

3.	resolves to allocate the net profit for 2009 (+ € 107 049 332) as follows:

-	€ 101 049 332 to the general reserve
-	€ 6 000 000 as social dividend to fund the Selective Trust Account.

4.	recommends that the Governing Board approves point 3 above.

Extract from the minutes of the 194th meeting

of the Governing Board of the CEB

Resolution 381 (2010)	CD/PV 194 (2010)

Paris, 30 March 2010

The Governing Board,

Having regard to Article IX, Section 3, paragraph 1, litt. e of the Articles of Agreement

Having regard to the balance sheet, the profit and loss account and the Notes to the financial statements as at 31 December 2009

Having taken note of the certification by the external auditor, dated 24 February 2010

Having regard to the reports of the Bank’s statutory organs, viz:

-	the Report of the Governor for the financial year 2009
-	the Auditing Board’s report dated 25 February 2010

Having regard to Resolution 1527 (2010) of the Administrative Council

Having heard the Auditing Board

Decides:

-	to approve the Bank’s annual report, accounts and other financial statements for 2009
-	to discharge the Administrative Council from its responsibility for the financial year 2009

-

to endorse point 3 of Resolution 1527 (2010) of the Administrative Council of 26 March 2010, by which the Administrative Council agreed to allocate the net profit for 2009, amounting to € 107 049 332 as follows:

-	€ 101 049 332 to the general reserve
-	€ 6 000 000 as a social dividend to fund the Selective Trust Account.

Balance sheet as at 31 December 2009 after allocation of profit in thousand euros

Assets	31/12/2009	31/12/2008
Cash in hand, balances with central banks	386 883	194 275
Financial assets at fair value through profit or loss	314 346	289 582
Hedging derivatives	1 295 361	1 693 822
Available-for-sale financial assets	4 965 778	2 628 227
Loans and advances to credit institutions and to customers
Loans	12 326 370	12 601 277
Advances	1 281 996	1 979 204
Financial assets held to maturity	2 123 226	1 975 983
Fixed assets	31 215	31 738
Other assets	5 405	8 932
Total assets	22 730 580	21 403 040
Liabilities
Financial liabilities at fair value through profit or loss	2 312 949	2 515 544
Hedging derivatives	372 974	434 793
Amounts owed to customers	67 747	73 281
Debt securities in issue	17 680 780	16 171 014
Other liabilities	188 047	277 269
Selective Trust Account (STA)	81 420	78 684
Provisions	73 891	67 726
Total liabilities	20 777 808	19 618 311
Capital
Subscribed	3 303 450	3 303 450
Uncalled	(2 933 712)	(2 933 712)
Called	369 738	369 738
General reserve	1 686 636	1 585 587
Gains or losses recognised directly in equity	(103 602)	(170 596)
Total equity	1 952 772	1 784 729

Total liabilities and equity	22 730 580	21 403 040